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                                                                    EXHIBIT 2.01



                         AGREEMENT OF SALE AND PURCHASE


       THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement"), dated as of the 7th day of November, 1996, by and among SST ACQUISITION CORPORATION, an Ohio corporation ("Purchaser") and BOLLINGER INDUSTRIES, INC., a Delaware corporation, including Bollinger Healthcare Group ("Seller").

                              W I T N E S S E T H

       WHEREAS, Seller owns certain assets which it uses in its business of distributing cardiovascular equipment (the "Business") and Seller wishes to sell certain assets listed on Exhibit A to Purchaser. The assets which Seller is selling shall be referred to herein as the "Property" (with the completed goods portion of the Property being referred to herein as the "Inventory").

       WHEREAS, Seller is willing to sell the Property to Purchaser, and Purchaser is willing to purchase the Property from Seller, pursuant to the terms and provisions hereof;

       WHEREAS, also as a condition of the purchase Seller and Purchaser shall enter into the Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

       NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

       1.      AGREEMENT TO SELL AND PURCHASE.

       Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, the Property. The Property shall be transferred pursuant to a bill of sale and assignment in form substantially similar to that contained on Exhibit C attached hereto.

       2.      PURCHASE PRICE.

               (a) The purchase price (the "Purchase Price") for the Property is $479,000 increased or decreased on a dollar for dollar basis by the amount that as of the Closing Date the value of Inventory (net of obsolete inventory as reasonably agreed to by the parties) is greater or less than $479,000.00; provided that, for purposes of the foregoing, the Inventory is valued based on the current inventory cost supported by copies of invoices, freight, labor reports, and overhead



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                        detail and decreased by $  259,000.00 representing
                        Purchaser's assumption of Sellers warranty claims as described in paragraph 3(b).

               (b) Seller and Purchaser acknowledge and agree that the Purchase Price is allocable entirely to the Inventory.

               (c) In consideration of Seller's delivery to Purchaser of possession of the Property, the Purchase Price shall be payable to Seller as follows:

                        (i) $25,000 constituting the earnest money deposit delivered by Purchaser to Thompson Hine & Flory LLP ("TH&F"), Purchaser's legal counsel, in connection with a Letter of Intent executed by the parties, which deposit shall be delivered by TH&F to Seller at the Closing.

                        (ii) funds equal to 10% of the Purchase Price shall, at the Closing, be deposited by Purchaser in escrow with PNC Bank, Ohio (the "Escrow Agent") to be held and disbursed in accordance with the terms of an Escrow Agreement among the Escrow Agent, Purchaser and Seller, substantially in the form attached hereto as Exhibit D (the "Escrow Agreement").

                        (iii) The balance of the Purchase Price shall be paid to Seller at the Closing by wire transfer in immediately available funds.

       3.      ASSUMPTION OF LIABILITIES.

               (a) Purchaser is not assuming any liabilities or obligations of Seller of any nature whatsoever, including without limitation, (i) any expenses, liabilities or obligations of Seller arising out of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or
                        (ii) any liabilities or obligations of Seller relating to federal, state or local income or franchise taxes, sales, use or gross receipts taxes, attributable to Seller's ownership of the Property, the transactions contemplated hereby or the conduct of Seller's business prior to the Closing Date. Further, Purchaser will not assume any employee compensation, employee benefit, pension, profit sharing or other retirement obligation with respect to Seller's current or former employees nor any liability or obligation arising under federal, state or local laws and regulations that relate to protection of human health or the environment, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and analogous state laws.





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               (b)      The parties understand that when Seller has sold
                        inventory, it has provided a warranty of repair to its customers, (the "Warranties"). Purchaser has agreed to service the Warranties and has reduced the Purchase Price in accordance with paragraph 2(a).

       4.      THE CLOSING.

               The Closing of the sale and purchase of the Property (the "Closing") shall take place at such time and date as the parties may mutually agree (the "Closing Date") but no later than November 15, 1996. The location shall be as mutually agreed.

       5.      REPRESENTATIONS AND WARRANTIES OF SELLER.

               Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has power and authority to own the Property and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in all jurisdictions in which the conduct of its business or the ownership of the Property requires it to so qualify.

               (b) The execution, delivery and performance of this Agreement have been duly and effectively authorized by Seller's shareholders and Board of Directors. No other proceedings on the part of Seller are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Seller and enforceable against Seller in accordance with its terms.

               (c) Seller has good and marketable title to all of the Property, free and clear of all liens, pledges, charges and encumbrances other than those of Seller's lender that will be released for the Closing.

               (d) All of the Property is in good and marketable operating condition and all of the Inventory is new.

               (e) Seller has the right and authority to use Seller's intangible property listed on Exhibit E, ("Intangible Property") in the manner presently conducted, and to the best of the Seller's knowledge, Seller's current use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation.

               (f) There is no (i) action, dispute, claim, litigation, proceeding, labor





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                        dispute, arbitration, investigation or other proceeding
                        at law or in equity pending, or to the knowledge of Seller threatened, against Seller with respect to the Property, or otherwise relating to the transactions contemplated by this Agreement, and Seller neither knows nor has reasonable grounds to know of any basis, for any such action relative to the Property; and (ii) there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Property.

               (g) To the best knowledge of Seller, Seller substantially has complied with and currently is in substantial compliance with all applicable statutes, regulations, orders, ordinances and other laws (including common law) of the United States of America and all state and local governments, and agencies of any of the foregoing, and administrative or judicial interpretations thereof, as they relate in any respect to the Property. Seller has not received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with any of such statutes, regulations, orders, ordinances or other laws as they relate in any respect to the Property.

               (h) Except for possible notices to creditors required by any state's Bulk Transfer Act, no consents of, or notices to, creditors or other parties to contracts or agreements with Seller with respect to the Property are required with respect to the consummation of the transactions contemplated by this Agreement, except those relating to Seller's primary lender Foothill Capital Corporation ("Foothill").

               (i) All of the Property has been and is being adequately insured by Seller, and Seller also maintains adequate products liability insurance which will cover products liability claims on products sold by Seller even if such claim is made after any termination of such insurance. All insurance policies owned by Seller are in full force and effect, and Seller has not received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. Within the past two years, no insurance company has cancelled any insurance (of any type) maintained by Seller.

               (j) To the extent Seller has retained the services of any broker, finder or agent in connection with the transaction contemplated by this Agreement, Seller shall be responsible for payment of any fees attributable thereto.

               (k) All of Seller's financial information has been prepared in accordance with Generally Accepted Accounting Principles subject to normal year end adjustments.





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       6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

               Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

               (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in all jurisdictions in which the conduct of its business or the ownership of its properties requires it to so qualify.

               (b) The execution, delivery and performance of this Agreement have been duly and effectively authorized by Purchaser's board of directors. No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

               (c) Purchaser has not retained the services of any broker, finder or agent in connection with the transaction contemplated by this Agreement.

       7.      DISPOSITION OF THE PROPERTY PENDING CLOSING.

               Seller agrees that, from the date hereof to the Closing Date, except to the extent otherwise permitted by this Agreement or consented to in advance and in writing by Purchaser, Seller:

               (a) will maintain in full force and effect adequate and customary policies of insurance with respect to the Property;

               (b) will promptly advise Purchaser in writing of any material adverse change in the condition of the Property;

               (c) will not permit, create or assume any lien, pledge, charge or encumbrance materially affecting the Property other than those to Foothill which will be released for the Closing;

               (d) will not willfully fail to comply with any applicable statutes, regulations, orders, ordinances or other laws relating to the Property;

               (e) will not take or omit to take any action which would constitute the breach, default or result in the acceleration of, or cause (after lapse of time, notice or both) the breach, default or acceleration of any right,





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                        contract, commitment or other obligation of Seller with
                        respect to the Property;

               (f) will not make any agreement or commitment to do any of the foregoing; and

               (g) will not negotiate with any party other than Purchaser with respect to a sale of the Property.

       8.      ACCESS TO INFORMATION.

               Prior to the Closing Date, Purchaser may, through its employees, agents and representatives, make or cause to be made such investigation of the Property (including without limitation the supervision and verification of all physical inventories taken by or on behalf of Seller) as it deems reasonably necessary or advisable. Such investigation shall not affect Seller's representations and warranties hereunder. Seller shall permit Purchaser and its employees, agents and representatives, on reasonable prior notice, to have access at times reasonably agreeable to the parties to its premises and to all maintenance and other records relating to the Property (including customer lists, costed inventory reports, and Seller's financial information pertaining to Pacer Protec) and to furnish such other Information with respect to the Property as Purchaser shall from time to time reasonably request, so long as such investigation shall not unreasonably interfere with or disrupt the business of Seller.





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       9.      CONFIDENTIALITY.

               (a) All information (the "Information") relating to Seller which Purchaser and its authorized representatives obtain prior to the Closing pursuant to Section 8 hereof or otherwise in connection with the transactions contemplated hereby shall be kept confidential by Purchaser prior to the Closing and shall not be used by it for any purpose other than to evaluate the transactions contemplated hereby and shall be kept confidential and not used by Purchaser after the Closing Date if the purchase and sale is not consummated; provided, however, that the foregoing shall not apply to (i) any Information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Purchaser, but only from and after the date such Information becomes so available, (ii) any Information obtained by Purchaser from a third party having the right to disclose the same, (iii) any Information not first given to Purchaser by Seller or any of their agents, that was known to Purchaser as of the date of this Agreement or developed independently by Purchaser after the date hereof, or (iv) any Information Purchaser is required by law to disclose.

               (b) In the event no Closing occurs, at the written request of Seller, Purchaser shall promptly return all such written Information, and all copies thereof, to Seller.

       10.     COVENANT NOT TO COMPETE.

               (a) For a period of three years from and after the Closing Date, Seller will not in any manner, directly or indirectly, by ownership of equity interests in other corporations or business enterprises or otherwise, engage in or serve as a director of a business which is competitive with, comparable or substantially similar to the sale and marketing of the Business. The geographic scope of this restriction will be the United States of America or such lesser geographic scope as is found by a court of competent jurisdiction to be reasonably necessary for the protection of Purchaser. The foregoing restrictions shall not apply to the motorized treadmills and the non-motorized treadmills selling for less than $1,000.

               (b)      Seller agrees that the remedy at law for any breach of
                        Section 10(a) hereof may be inadequate, and that Purchaser will be entitled to injunctive relief with respect to any such breach, and to specific performance of these covenants.





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       11.     ADDITIONAL COVENANTS OF SELLER AND PURCHASER.

               (a) Seller and Purchaser agree that, except as otherwise provided herein, or unless otherwise required by any applicable federal, state or local laws, without the prior written consent of the other, neither Seller nor Purchaser shall release any Information with respect to the transactions contemplated by this Agreement, except that the foregoing shall not apply to any release by the parties to their respective employees, officers and directors, professional advisors and banking relationships.

               (b) Purchaser waives compliance by Seller with any and all applicable bulk transfer laws and Purchaser shall be indemnified pursuant to Section 15 hereof from and against all liabilities, claims losses, damages, deficiencies or expenses suffered or incurred by Purchaser as a consequence of Seller's failure to so comply.

               (c) The parties acknowledge that the Property includes property or materials that contain or utilize the Bollinger name, including but not limited to product literature, inventory instruction sheets, dealer materials, and sales agent and dealer information. Purchaser agrees that its use of the Bollinger name is limited to these materials and its use shall not extend longer than twelve (12) months after the Closing.

       12.     CONDITIONS TO OBLIGATIONS OF PURCHASER.

               The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in a writing delivered to Seller prior to or at the Closing.

               (a) To the knowledge of Seller, the representations and warranties of Seller contained in this Agreement, or any other document or instrument delivered by Seller prior to or at the Closing, shall have been true and correct when made and, except as contemplated herein or therein, shall continue to be true and correct on the Closing Date with the same effect as though made at such date; Seller shall have performed all obligations and complied with all covenants required by this Agreement or such other document or instrument to be performed or complied with by them on or prior to the Closing Date; and Purchaser shall have received a Certificate of Seller, executed by any officer authorized to execute such Certificate, dated the Closing Date and certifying as to the foregoing.

               (b) No action, suit or proceeding relating to the consummation of the transactions contemplated by this Agreement shall be pending or threatened.





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               (c)      Seller shall have title to all of the Property, free
                        and clear of all claims, liens, security interests, charges and encumbrances. The instruments of conveyance and transfer shall have been duly and validly executed and delivered and shall effectively vest in Purchaser title to all of the Property free and clear of any lien, security interest or encumbrance.

               (d) Purchaser shall have completed its legal and financial review of the Property and all physical inventories taken by or on behalf of Seller, and the results of such review shall have been satisfactory to Purchaser.

               (e) No material adverse change shall have occurred in the Property.

               (f) Glenn Bollinger shall have executed the Non-Competition Agreement in the form attached hereto as Exhibit F.

       13.     CONDITIONS TO OBLIGATIONS OF SELLER.

               The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by Seller in a writing delivered to Purchaser prior to or at the Closing:

               (a) The representations and warranties of Purchaser contained in this Agreement, or any other document or instrument delivered by Purchaser prior to or at the Closing, shall have been true and correct when made and, except as contemplated herein or therein, shall continue to be true and correct on the Closing Date with the same effect as though made at such date; Purchaser shall have performed all obligations and complied with all covenants required by this Agreement or such other document or instrument to be performed or complied with by it on or prior to the Closing Date; and Seller shall have received a Certificate of Purchaser, executed by any officer of Purchaser authorized to execute such Certificate and dated the Closing Date, certifying as to the foregoing.

               (b) No action, suit or proceeding relating to the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

               (c) Purchaser shall have duly executed and delivered to Seller the Assignment and Assumption Agreement.

       14.     NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               All statements contained in any Schedule or Exhibit attached hereto or in





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               any certificate or instrument of conveyance delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller or Purchaser, as the case may be, hereunder. All representations and warranties of the parties shall survive the Closing and continue in full force and effect for a period of three years thereafter.

       15.     INDEMNIFICATION.

               (a) Seller agrees to indemnify and hold harmless Purchaser from and against all liabilities, claims, losses, damages, fines, penalties, deficiencies and expenses in respect of:

                        (i)          Any breach or default in the
                                     representations and warranties made by
                                     Seller in this Agreement;

                        (ii) Any non-fulfillment of any obligations of Seller or Glenn Bollinger under any provision of this Agreement or any Exhibit;

                        (iii) Any liabilities not required to be assumed by Purchaser under this Agreement, which are transferred to or become obligations of Purchaser, or give rise to a security interest, lien or encumbrance against any of the Property as a result of the transactions contemplated by this Agreement, and all other liabilities and obligations of Seller not required to be assumed by Purchaser under this Agreement;

                        (iv) Any claims with respect to products sold by Seller in its business on or prior to the Closing Date; and

                        (v) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses, attorneys' fees and consultant's fees) incident to any of the foregoing.

               In no event will Purchaser be required, prior to making a claim against Seller, or becoming entitled to recovery hereunder from Seller, to commence litigation or to take any other action (other than reasonable efforts to file claims to obtain insurance recoveries) against any third party with respect to a matter for which Purchaser may have a claim against Seller under this Agreement.

               In the event Purchaser receives notice of any claim against it or Seller under the foregoing indemnity, Purchaser shall promptly notify Seller in writing and Seller shall compromise or defend same, with Seller further agreeing to





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               inform Purchaser in writing from time to time as is reasonable regarding the status of such claim. However, if Seller does not undertake to compromise or defend same to the satisfaction of Purchaser, Purchaser may notify Seller in writing of Purchaser's dissatisfaction and if not corrected within thirty (30) days, Purchaser may undertake to compromise or defend such claim, at which point Purchaser may seek indemnity from Seller under this Agreement. This indemnity is in no way limited to the amounts held in escrow pursuant to Exhibit D.

               (b) Purchaser agrees to indemnify and hold harmless Seller from and against all liabilities, claims, losses, damages, fines, penalties, deficiencies and expenses in respect of:

                        (i)          Any breach or default in the
                                     representations and warranties made by
                                     Purchaser in this Agreement;

                        (ii) Any non-fulfillment of any obligations of Purchaser under any provision of this Agreement, including, but not limited to the obligations set forth in paragraph 9 of this Agreement;

                        (iii) Any claims with respect to products sold by Purchaser subsequent to the Closing Date, with such indemnity by Purchaser to include an indemnity for claims related to Purchaser's use of product literature, Inventory instruction sheets, dealer materials, and other similar materials delivered to Purchaser hereunder provided that such claim is not for an infringement of intellectual property rights; and

                        (iv) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses and attorneys' fees) incident to any of the foregoing.

               In no event will Seller be required, prior to making a claim against Purchaser or becoming entitled to recovery hereunder from Purchaser, to commence litigation or to take any other action (other than reasonable efforts to file claims to obtain insurance recoveries) against any third party with respect to a matter for which Seller may have a claim against Purchaser under this Agreement.

               In the event Seller receives notice of any claim against it or Purchaser under the foregoing indemnity, Seller shall promptly notify Purchaser in writing and Purchaser shall compromise or defend same, with Purchaser further agreeing to inform Seller in writing from time to time as is reasonable





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               regarding the status of such claim.  However, if Purchaser does not undertake to compromise or defend same to the satisfaction of Seller, Seller may notify Purchaser in writing of Seller's dissatisfaction and if not corrected within thirty (30) days, Seller may undertake to compromise or defend such claim, at which point Seller may seek indemnity from Purchaser under this Agreement.

       16.     FIRE OR OTHER CASUALTY.

               If, after the date hereof and prior to the Closing, a material part of the Property is damaged or destroyed by fire or other casualty, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller within ten days after receipt by Purchaser of written notice of such occurrence, and the Closing shall be delayed to the extent necessary to give Purchaser such ten day period within which to terminate this Agreement. If Purchaser fails to terminate this Agreement within such ten day period, this Agreement and the transactions contemplated hereby shall be performed and consummated according to the terms and provisions hereof; provided however, that in the event of any such damage or destruction, Purchaser shall be entitled to the amount of any insurance proceeds collected by Seller with respect to the Property (after deduction of any reasonable expenses incurred by it in connection with the collection thereof), and Seller shall assign to Purchaser all rights of Seller under any policies of insurance covering such damage or destruction of the Property.

       17.     TERMINATION; REMEDIES.

               This Agreement and the transactions contemplated hereby may be immediately terminated at any time prior to Closing by written notice delivered by Seller to Purchaser or by Purchaser to Seller, as the case may be, in the following instances:

               (a)      (i)          By Purchaser, if there has been (i) a
                                     material misrepresentation, a material
                                     breach of warranty or a material failure to comply on the part of Seller with respect to any of the representations, warranties, covenants or other provisions set forth herein (or delivered in any other document pursuant hereto), including without limitation any misrepresentation, breach or failure to comply that is evidenced in any Certificate or Exhibit delivered by Seller or which is discovered in Purchaser's due diligence investigation of Seller, the Property and such misrepresentation, breach or failure has or may reasonably be expected to have a material adverse effect on the condition
                                     (financial or otherwise), of the Property, or (ii) a material failure of any condition to the obligations of

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                                     Purchaser.

                        (ii) By Seller if there has been (i) a material misrepresentation, a material breach of warranty, or a material failure to comply on the part of the Purchaser with respect to any of the representations, warranties, covenants, or other provisions set forth herein or delivered in any document pursuant hereto or (ii) a material failure of any condition to the obligations of Seller, or any misrepresentation, breach or failure to comply that is evidenced in any certificate delivered by Purchaser to Seller.

                        (iii) By Purchaser or Seller, if the Closing does not occur on or prior to November 15, 1996.

                        (iv) At any time prior to Closing by the mutual consent in writing of Seller and Purchaser.

               (b) In the event of termination of this Agreement and the transactions contemplated hereby, this Agreement shall, with the exception of Sections 9, 11(a), 15 and 18 hereof which shall survive the termination of this Agreement, become void and have no further effect, without any liability on the part of any party hereto.

       18.     FEES, EXPENSES, TRANSFER TAXES, ETC.

               (a) Except as otherwise provided herein, Purchaser and Seller each shall pay their respective fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation all fees of legal counsel, accountants, brokers and finders, whether or not such transactions are consummated hereunder.

               (b) Seller shall be responsible for the payment of all recording fees and sales, use and compensating taxes with respect to the sale and transfer of the Property hereunder whether or not imposed by law on Purchaser or Seller. Purchaser shall cooperate with Seller in obtaining applicable sales tax exemptions, if any.

               (c) Seller has paid or shall pay all taxes with respect to the use and ownership of the Property prorated through the Closing Date. Purchaser shall be responsible for the payment of all such taxes relating to the use and ownership of the Property for all periods commencing after the Closing Date.

       19.     NOTICES.

               All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally-recognized overnight delivery service, or by telegraph, facsimile or mailed by certified or registered mail, postage prepaid, as follows:

               IF TO PURCHASER:

                        SST Acquisition Corporation
                        154 Commerce Boulevard
                        Loveland, Ohio  45140-6399
                        Fax:  513-583-4284

                        ATTENTION:  C. WINFIELD SCOTT, PRESIDENT

                 WITH A COPY TO:

                        Thompson Hine & Flory LLP
                        312 Walnut Street, Suite 1400
                        Cincinnati, Ohio  45202-4029
                        Fax:  513-241-4771

                        ATTENTION:  BARBARA S. BROMBERG, ESQ.

                        IF TO SELLER:

                        Bollinger Industries, Inc.
                        222 W. Airport Freeway
                        Irving, Texas  75062
                        Fax:  972-438-6242

                        ATTENTION:  GLENN BOLLINGER

               WITH A COPY TO:

                        Tracy & Holland L.L.P.
                        306 West Seventh Street
                        Suite 500
                        Fort Worth, Texas  76102
                        Fax:  817-332-3140

or to such other address as shall be specified by like notices.

       20.     FURTHER ASSURANCES.

               From and after the Closing, upon Purchaser's request, Seller will execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably request to effectively convey, transfer to and vest in Purchaser title to and possession of all or any part of the Property and all assignable rights pursuant to any unfilled purchase orders or supplier contracts on the Closing Date.

       21.     GENERAL.

               (a) This Agreement and the Certificates and Exhibits hereto constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by Purchaser and Seller.

               (b) This Agreement may be executed in counterparts, each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, other than its conflict of laws provisions and except to the extent that the laws of the United States or other jurisdictions govern matters arising out of the transfer and conveyance of the Property from Seller to Purchaser. The parties hereby (a) agree that any suit, proceeding or action at law or in equity (hereinafter referred to as an "Action") arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 19 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 19 hereof and that such service shall be deemed effective service of process upon the parties in any such Action and shall be taken and held to be valid and personal service upon the parties, whether or not he or it shall then be resident or doing business in the State of Ohio, and whether or not the Seller actually receives such service. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.

               (d) No provision of this Agreement may be waived except in a writing executed by the party having the benefit thereof. No waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach.

               (e) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (f) Neither party shall assign this Agreement without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first written above.



SST ACQUISITION CORPORATION               BOLLINGER INDUSTRIES, INC.




By:                                       By:
   --------------------------------          ----------------------------------
     C. Winfield Scott, President             Glenn Bollinger, Chief Executive
                                              Officer

                                   EXHIBIT B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

       This Assignment and Assumption Agreement ("Agreement") is made between BOLLINGER INDUSTRIES, INC., a Delaware corporation ("Assignor") and SST ACQUISITION CORPORATION, an Ohio corporation ("Assignee"), under the following circumstances:

       A. Assignor is a party to the purchase orders and supplier contracts listed on Appendix 1 attached hereto (the "Contracts").

       B. Pursuant to the terms of that certain Agreement of Sale and Purchase, dated as of November 7th, 1996, among inter alia, Assignor and Assignee (the "Asset Purchase Agreement"), the Contracts are to be transferred from Assignor to Assignee upon the terms and conditions set forth herein.

       NOW THEREFORE, for valuable consideration paid, the receipt, adequacy and sufficiency of which are hereby acknowledged, effective as of the Closing Date (as defined in the Asset Purchase Agreement), the parties agree as follows:

       1. Assignor assigns to Assignee all of its right, title and interest in the Contracts, together with all rights arising under or by virtue of the Contracts.

       2. Assignee accepts this assignment and assumes and agrees to perform all of the obligations of Assignor arising or accruing under the Contracts on or after the effective date of this Agreement.

       3.      Assignor shall indemnify and hold Assignee harmless pursuant to
               Section 15 of the Asset Purchase Agreement from and against all loss, damage, cost and expense that may be claimed against, imposed upon or incurred by Assignee by reason of Assignor's failure to perform any of its obligations under any of the Contracts before the effective date of this Agreement.

       4.      Assignee shall indemnify and hold Assignor harmless pursuant to
               Section 15 of the Asset Purchase Agreement from and against all loss, damage, cost and expense that may be claimed against, imposed upon or incurred by Assignor by reason of Assignee's failure to perform any of its obligations under any of the Contracts on or after the effective date of this Agreement.

       5. This Agreement is made, executed and delivered subject to the terms and conditions of the Asset Purchase Agreement. In the event of a conflict between this Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

       6. This Agreement may be executed in counterparts, each of which shall be an original but both of which together shall constitute one and the same instrument.

       Signed as of the date first written above.


ATTEST:                                 ASSIGNOR:

                                        BOLLINGER INDUSTRIES, INC.



By:                                     By:
   ----------------------------------      ------------------------------------
    Name:      J.T. Pryor                     Name: Glenn Bollinger
    Title:     Secretary                      Its:  Chief Executive Officer



ATTEST:                                 ASSIGNEE:

                                        SST ACQUISITION CORPORATION



By:                                     By:
   ----------------------------------      ------------------------------------
    Name:      Scott Soutar                   Name: C. Winfield Scott
    Title:     Asst. to the President         Its:  President

                                   EXHIBIT D

                                ESCROW AGREEMENT

       ESCROW AGREEMENT dated November 7th, 1996, among SST ACQUISITION CORPORATION, an Ohio corporation ("Purchaser"); BOLLINGER INDUSTRIES, INC. a Delaware corporation ("Seller"); and PNC BANK, OHIO, a national banking association (the "Escrow Agent").

       Concurrently herewith the Seller is selling to Purchaser, and Purchaser is purchasing from Seller, some of the assets of Seller pursuant to an Agreement of Sale and Purchase dated as of November 7th, 1996 (the "Purchase Agreement") among Purchaser and Seller. This Escrow Agreement is being entered into pursuant to Section 2(c)(ii) of the Purchase Agreement. All capitalized terms used herein shall have the meanings set forth in the Purchase Agreement, unless otherwise defined herein.

       In consideration of the execution of the Purchase Agreement and the mutual covenants herein contained, the parties hereto agree as follows:

1.     COLLATERAL.

       1.1 Seller hereby authorizes Purchaser to deliver to the Escrow Agent, on Seller's behalf, simultaneously with the execution and delivery of this Escrow Agreement, 10% of the Purchase Price as defined in the Purchase Agreement (the "Escrow Amount") in immediately available funds, the receipt of which is hereby acknowledged by the Escrow Agent.

       1.2 Subject to the provisions of this Escrow Agreement, the Escrow Agent will hold the Escrow Amount and invest such Escrow Amount in a PNC Government Money Market Portfolio.

       1.3 As used herein, the term "Collateral" means the Escrow Amount being delivered to the Escrow Agent as described in Section 1.1 hereof.

2.     DELIVERY OF COLLATERAL BY ESCROW AGENT.

       2.1 The Escrow Agent shall hold the Collateral in escrow until authorized hereunder to deliver the same or any portion thereof. The Collateral held by the Escrow Agent, other than Collateral then being held by the Escrow Agent in respect of any Claim or Claims hereunder pursuant to Section 2.2 hereof and other than Collateral then deliverable to Purchaser pursuant to Section 2.3 hereof, shall be delivered by the Escrow Agent to Seller, free and clear of any interest of Purchaser therein, promptly after the expiration of 365 days from the date hereof (the "Escrow Termination Date"). Except as provided below, all interest ("Interest") accrued with respect to the Collateral shall be delivered by the Escrow Agent to Seller on the Escrow Termination Date as a result of the investment set forth in
               Section 1.2 hereof.

       2.2 At any time prior to the Escrow Termination Date, Purchaser may give notice to the Escrow Agent and Seller pursuant to Section 15 of the Purchase Agreement, that Purchaser is asserting against Seller a claim (a "Claim"). Such notice shall constitute the assertion of such Claim by the Purchaser against the Collateral held in escrow hereunder. Upon receipt by the Escrow Agent and Seller of any such notice of a Claim, the Escrow Agent shall hold in escrow hereunder a portion of the Collateral which will be sufficient to pay such Claim (or shall hold in escrow hereunder the entire Collateral plus the Interest earned thereon, then in its possession until notice of the amount of such Claim is provided, by Purchaser as set forth below) until there has been a Determination of such Claim in accordance with the provisions of Section 3.1 hereof. Notice of a Claim given to the Escrow Agent and Seller pursuant to this
               Section 2.2 shall briefly set forth the basis of the Claim and, if then determinable by Purchaser, a reasonable estimate of the amount thereof. If the estimated amount of a Claim is not set forth in the notice of the Claim given to the Escrow Agent and Seller, Purchaser will give a further notice to the Escrow Agent and Seller setting forth Purchaser's estimate of the amount of such Claim promptly after it is reasonably able to make such estimate (and in any event within 30 days after Purchaser's initial notice, or if such initial notice shall have been given within 30 days prior to the Escrow Termination Date, within 10 days after Purchaser's initial notice). If Purchaser does not provide a reasonable estimate of the amount of such Claim within such 30-day period (or 10-day period, as applicable), such Claim shall be null and void and no Collateral shall be held as provided for above by Escrow Agent with respect to such Claim.

       2.3 Promptly after the Determination of a Claim in accordance with the provisions of Section 3.1(a) hereof and promptly after receipt of notice of the Determination of a Claim in accordance with the provisions of Section 3.1(b) hereof (which notice shall be accompanied by a copy of any agreement, final arbitration award or final court order, judgment or decree evidencing such Determination), the Escrow Agent shall deliver to Purchaser, free and clear of any interest of Seller therein, Collateral, in the form of cash, in an amount equal to the amount, if any, of such Claim payable to Purchaser pursuant to such Determination. If the amount of the Collateral plus Interest earned thereon, then held by the Escrow Agent is not greater than the amount, if any, of such Claim so payable, the Escrow Agent shall deliver to Purchaser, in the form of cash, all of the Collateral plus Interest earned thereon, then held by it, free and clear of any interest of Seller therein.

       2.4 If any Claims are asserted hereunder pursuant to Section 2.2 hereof which do not result in a Determination prior to the Escrow Termination Date, promptly after the Determination of each such Claim and the delivery, if any, to Purchaser of Collateral in respect thereof in accordance with Section 2.3 hereof, the Escrow Agent shall deliver to Seller all Collateral remaining in escrow hereunder (together with all Interest which accrued on such Collateral from the Escrow Termination Date up to the date of delivery of all remaining Collateral to Seller hereunder), other than Collateral and the Interest earned thereon, then being held in respect of any other Claim or Claims hereunder pursuant to Section 2.2 hereof and other than Collateral then deliverable to Purchaser pursuant to Section 2.3 hereof, free and clear of any interest of Seller therein.

       2.5 Upon the occurrence of the later of (a) the Escrow Termination Date and (b) the date on which a Determination is reached for each Claim with respect to which the Escrow Agent has received notice prior to the Escrow Termination Date, the Escrow Agent shall deliver to Seller the remaining Collateral then held by the Escrow Agent (together with all Interest which accrued on such Collateral from the Escrow Termination Date up to the date of delivery of all remaining Collateral to Seller hereunder).

3.     DETERMINATION OF CLAIMS.

       3.1     The determination of a Claim asserted hereunder pursuant to
               Section 2.2 hereof shall be made as follows (a "Determination"):

               (a) The Claim shall be deemed to have resulted in a Determination in favor of Purchaser for the amount of such Claim on the 15th business day after Purchaser gives the Escrow Agent and Seller notice of the estimated amount of such Claim pursuant to Section 2.2 hereof, unless prior thereto the Escrow Agent and Purchaser have received written notice from Seller that it disputes the Claim, which notice shall specify the reasons for such dispute. If any portion of the Claim shall not be disputed, a Determination shall be deemed to have been made with respect to such undisputed portion.

               (b) If a Claim asserted hereunder is disputed by Seller in the manner provided in Section 3.1(a) hereof, and Purchaser is not otherwise involved in a lawsuit against Seller regarding such Claim, within two years from the date of the Purchase Agreement, Purchaser shall file a suit regarding the Determination of such Claim in a court of competent jurisdiction in Hamilton County, Ohio. If suit is not filed by Purchaser within such two year period, the Claim shall be considered to have been determined in favor of Seller.

4.     CONCERNING THE ESCROW AGENT.

       4.1 The Escrow Agent shall be paid its customary fee as set forth in Appendix 1 attached hereto and reimbursed for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees and expenses) incurred or made by it in performance of its duties hereunder. Such fee and such reasonable disbursements, expenses and advances shall be paid by Purchaser upon request by the Escrow Agent and, in the case of any such reimbursement, upon submission to Purchaser of a reasonably detailed itemized statement relating to the amounts to be reimbursed.

       4.2 The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to Purchaser and Seller specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, a successor escrow agent shall be appointed by mutual agreement of Purchaser and Seller, with such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in such notice.
               If Purchaser and Seller are unable to agree upon a successor escrow agent within 30 days after such notice, the Escrow Agent shall be entitled to appoint its successor, so long as such successor is a bank or trust company having capital, surplus and undivided profits aggregating at least $100,000,000. The Escrow Agent shall continue to serve until its successor accepts the escrow agent appointment by written notice to the parties hereto and receives the Collateral. Purchaser and Seller may agree at any time to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

       4.3 The Escrow Agent undertakes to perform such duties as are specifically set forth herein. The Escrow Agent acting or refraining from acting in good faith shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind unless caused by willful misconduct or gross negligence, and shall be entitled to rely, and shall be protected in doing so, upon (i) any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so, and (ii) the advice of counsel (which may be of the Escrow Agent's own choosing). The Escrow Agent shall have no responsibility for the contents of any writing submitted to it hereunder and shall be entitled in good faith to rely without any liability upon the contents thereof. The Escrow Agent shall not responsible for any tax reporting.

       4.4 Purchaser and Seller agree to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder as a consequence of their respective actions, and each further agrees jointly to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder which are not a consequence of their respective actions, except, in either case for liabilities incurred by the Escrow Agent resulting from its own willful misconduct or gross negligence.

5.     MISCELLANEOUS.

       5.1 This Escrow Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

       5.2 This Escrow Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof, and this Escrow Agreement may be amended only by a written instrument duly executed by all the parties hereto.

       5.3 All notices, claims, requests, demands and other communications hereunder ("notices") shall be in writing and shall be given as follows:

       (a)     IF TO PURCHASER:

               SST Acquisition Corporation
               154 Commerce Boulevard
               Loveland, Ohio  45140-6399

               ATTENTION:  C. WINFIELD SCOTT, PRESIDENT

               COPY TO:

               Thompson Hine & Flory LLP
               312 Walnut Street, Suite 1400
               Cincinnati, Ohio  45202-4029

               ATTENTION:  BARBARA SCHWARTZ BROMBERG, ESQ.

       (b)     IF TO SELLER:

               Bollinger Industries, Inc.
               Attention:  Glenn Bollinger
               222 W. Airport Freeway
               Irving, TX  75062

               COPY TO:

               Tracy & Holland L.L.P.
               306 West Seventh Street
               Suite 500
               Fort Worth, Texas  76102

               ATTENTION:  GEORGE T. JOHNS

       (c)     IF TO THE ESCROW AGENT:

               PNC Bank, Ohio, N.A.
               Corporate Trust Department
               201 East 5th Street
               Cincinnati, Ohio 45202

               ATTENTION:  JACK HANNAH

               or to such other address as the persons to whom notice is to be given may have previously furnished to the others in writing in the manner set forth in this Section 5.3, provided that notices of changes of address shall only be effective upon receipt. A notice given in accordance with the preceding sentence shall be deemed to have been duly given upon receipt or (if receipt is not expressly required by the terms hereof) upon mailing by registered or certified mail, postage prepaid, return receipt requested.

       5.4 This Escrow Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to its conflicts of law rules.

       5.5 This Escrow Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       5.6 This Escrow Agreement shall remain in full force and effect until the Escrow Agent has delivered all the Collateral and the Interest in its possession in accordance with the terms hereof.

       5.7 Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.


       IN WITNESS WHEREOF, this Escrow Agreement has been duly executed and delivered by Purchaser, Seller and the Escrow Agent on the date first above written.



PNC BANK, OHIO                            SST ACQUISITION CORPORATION
(Escrow Agent)                            (Purchaser)



By:                                       By:
   --------------------------------          ---------------------------------
    Name:  Jack Hannah                         C. Winfield Scott, President
    Title: Assistant Vice President



                                          BOLLINGER INDUSTRIES, INC.
                                          (Seller)



                                          By:
                                             ---------------------------------
                                               Glenn Bollinger, Chief Executive
                                               Officer